UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2014 (September 15, 2014)

TCW Direct Lending LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or other jurisdiction of incorporation)

000-55176	46-5327366
(Commission File Number)	(I.R.S. Employer Identification No.)

865 S Figueroa Street

Los Angeles, California 90017

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (213) 244-0896

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Investment Advisory and Management Agreement

On September 15, 2014, TCW Direct Lending LLC (the “Company”) entered into an Investment Advisory and Management Agreement (the “Advisory Agreement) with TCW Asset Management Company (the “Adviser”), its registered investment adviser under the Investment Advisers Act of 1940, as amended. The Advisory Agreement was approved by the Company’s board of directors (the “Board”) at an in-person meeting. Unless earlier terminated, the Advisory Agreement will remain in effect for a period of two years and will remain in effect from year to year thereafter if approved annually by (i) the vote of the Board, or by the vote of a majority of our outstanding voting securities, and (ii) the vote of a majority of the independent directors of the Board.

Pursuant to the Advisory Agreement, and subject to the overall supervision of the Board, the Adviser will manage the Company’s day-to-day operations and provide investment advisory services to the Company. The Company will pay to the Adviser, quarterly in advance, a management fee (the “Management Fee”) calculated as follows: (i) for the period starting on the initial closing date of September 19, 2014 (the “Initial Closing Date”) and ending on the earlier of (A) the last day of the calendar quarter during which the Commitment Period (as defined below) ends or (B) the last day of the calendar quarter during which the Adviser or an affiliate thereof begins to accrue a management fee with respect to a successor fund, 0.375% (i.e., 1.50% per annum) of the aggregate commitments determined as of the end of the period during which the Company’s limited liability company units (the “Common Units”) are being offered (the “Closing Period”), and (ii) for each calendar quarter thereafter during the term of the Company (but not beyond the tenth anniversary of the Initial Closing Date), 0.1875% (i.e., 0.75% per annum) of the aggregate cost basis (whether acquired by the Company with contributions from members, other Company funds or borrowings) of all portfolio investments that have not been sold, distributed to the members, or written off for tax purposes (but reduced by any portion of such cost basis that has been written down to reflect a permanent impairment of value of any portfolio investment), determined in each case as of the first day of such calendar quarter. The Management Fee in respect of the Closing Period will be calculated as if all capital commitments of the Company were made on the Initial Closing Date, regardless of when Common Units were actually issued. The actual payment of the Management Fee with respect to the Closing Period will not be made prior to the first day of the first full calendar quarter following the end of the Closing Period. The “Commitment Period” of the Company will begin on the Initial Closing Date and end on the earlier of (a) three years from the Initial Closing Date and (b) the date on which the undrawn Commitment of each Common Unit has been reduced to zero. While the Management Fee will accrue from the Initial Closing Date, the Adviser intends to defer payment of such fees to the extent that such fees cannot be paid from interest and fee income generated by our investments.

In addition, the Adviser will receive an incentive fee (the “Incentive Fee”) as follows:

(a)	First, no Incentive Fee will be owed until the unitholders have collectively received cumulative distributions pursuant to this clause (a) equal to their aggregate capital contributions in respect of all Common Units;

(b)	Second, no Incentive Fee will be owed until the unitholders have collectively received cumulative distributions equal to a 9% internal rate of return on their aggregate capital contributions in respect of all Common Units (the “Hurdle”);

(c)	Third, the Adviser will be entitled to an Incentive Fee out of 100% of additional amounts otherwise distributable to Unitholders until such time as the cumulative Incentive Fee paid to the Adviser is equal to 20% of the sum of (i) the amount by which the Hurdle exceeds the aggregate capital contributions of the unitholders in respect of all Common Units and (ii) the amount of Incentive Fee being paid to the Adviser pursuant to this clause (c); and

(d)	Thereafter, the Adviser will be entitled to an Incentive Fee equal to 20% of additional amounts otherwise distributable to unitholders, with the remaining 80% distributed to the unitholders.

The Incentive Fee will be calculated on a cumulative basis and the amount of the Incentive Fee payable in connection with any distribution (or deemed distribution) will be determined and, if applicable, paid in accordance with the foregoing formula each time amounts are to be distributed to the unitholders.

If the Advisory Agreement terminates early for any reason other than (i) the Adviser voluntarily terminating the agreement or (ii) our terminating the agreement for cause (as set out in the Advisory Agreement), we will be required to pay the Adviser a final incentive fee payment (the “Final Incentive Fee Payment”). The Final Incentive Fee Payment will be calculated as of the date the Advisory Agreement is so terminated and will equal the amount of Incentive Fee that would be payable to the Adviser if (A) all our investments were liquidated for their current value (but without taking into account any unrealized appreciation of any portfolio investment), and any unamortized deferred portfolio investment-related fees would be deemed accelerated, (B) the proceeds from such liquidation were used to pay all our outstanding liabilities, and (C) the remainder were distributed to unitholders and paid as Incentive Fee in accordance with the “waterfall” (i.e., clauses (a) through (d)) described above for determining the amount of the Incentive Fee. We will make the Final Incentive Fee Payment in cash on or immediately following the date the Advisory Agreement is so terminated. The Adviser Return Obligation (defined below) will not apply in connection with a Final Incentive Fee Payment.

The foregoing description of the Advisory Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Advisory Agreement attached hereto as Exhibit 10.1.

Administration Agreement

On September 15, 2014, the Company entered into the Administration Agreement (the “Administration Agreement”) with TCW Asset Management Company (the “Administrator”) under which the Administrator (or one or more delegated service providers) will oversee the maintenance of our financial records and otherwise assist on the Company’s compliance with regulations applicable to a business development company under the Investment Company Act of 1940, as amended, and a regulated investment company under Subchapter M of the U.S. Internal Revenue Code of 1986, as amended, prepare reports to our unitholders, monitor the payment of our expenses and the performance of other administrative or professional service providers, and generally provide us with administrative and back office support. The Company will reimburse the Administrator for expenses incurred by it on behalf of the Company in performing its obligations under the Administration Agreement. Amounts paid pursuant to the Administration Agreement are subject to the annual cap on Company Expenses (as defined below), as described more fully below.

The Company, and indirectly the unitholders, will bear (including by reimbursing the Adviser or Administrator) all other costs and expenses of its operations, administration and transactions, including, without limitation, organizational and offering expenses, management fees, costs of reporting required under applicable securities laws, legal fees of the Company’s counsel and accounting fees. However, the Company will not bear (a) more than an amount equal to 10 basis points of the aggregate capital commitments of the Company for organization and offering expenses in connection with the offering of Common Units through the Closing Period and (b) more than an amount equal to 12.5 basis points of the aggregate Commitments of the Company per annum (pro rated for partial years) for its costs and expenses other than ordinary operating expenses (“Company Expenses”), including amounts paid to the Administrator under the Administration Agreement and reimbursement of expenses to the Adviser. All expenses that the Company will not bear will be borne by the Adviser or its affiliates. Notwithstanding the foregoing, the cap on Company Expenses does not apply to payments of the Management Fee, Incentive Fee, organizational and offering expenses (which are subject to the separate cap), amounts payable in connection with the Company’s borrowings (including interest, bank fees, legal fees and other transactional expenses related to any borrowing or borrowing facility and similar costs), costs and expenses relating to the liquidation of the Company, taxes, or extraordinary expenses (such as litigation expenses and indemnification payments).

The foregoing description of the amendment to the Administration Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Administration Agreement which will be filed with the Company’s next Form 10-Q.

Second Amended and Restated Limited Liability Company Agreement

On September 19, 2014, the Company entered into the Second Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”), which is the agreement that sets forth the terms pursuant to which the Company will be operated. The material terms of the LLC Agreement are more fully described in the Company’s Amendment No. 1 to its Registration Statement on Form 10, which was filed with the Securities and Exchange Commission on June 17, 2014.

The foregoing description of the LLC Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the LLC Agreement which will be filed with the Company’s next Form 10-Q.

Revolving Credit Agreement

In connection with the Initial Closing Date of the issuance of the Company’s Common Units, TCW DL Bridge, LLC (“TCW Bridge”) was established as a newly formed subsidiary of The TCW Group, Inc. (TCW) to warehouse certain loans to be made by TCW Bridge from time to time and then sold to the Company (such loans, the “Warehoused Loans”).

TCW Bridge entered into a short term $200 million senior secured Revolving Credit Agreement (the “Credit Agreement”) among TCW Bridge, as borrower, and Natixis, New York Branch, as funding agent and committed lender (“Natixis”). The principal amount outstanding will be due and payable in full on the final maturity date of the Credit Agreement, which is November 14, 2014. TCW Bridge has pledged substantially all of its assets as security for the obligations under the Credit Agreement, including its rights to under the Loan Sale Agreement and the Acknowledgement Agreement, each as described below.

Concurrently with the making of each Warehoused Loan by TCW Bridge, TCW Bridge will enter into a loan sale agreement whereby TCW Bridge irrevocably agrees to sell and the Company irrevocably agrees to purchase for cash, on October 31, 2014, such Warehoused Loan for a purchase price equal to the principal amount of the Warehoused Loan (net of any closing payments and original issue discount) plus all accrued and unpaid interest on the Warehoused Loan. In connection with each Loan Sale Agreement, the Company will make certain acknowledgments in favor of TCW Bridge pursuant to the Acknowledgement Agreement. The Acknowledgment Agreement contains customary negative covenants applicable to the Company, including among others (1) limitations on mergers, consolidations, liquidations and dissolutions; (2) limitations on amendments to constituent documents; (3) limitations on transfers by, or admission of, equity investors; (4) limitations on dividends and distributions; (5) limitations on debt; and (6) limitations on liens. The form Loan Sale Agreement, Acknowledgement Agreement and other documents necessary for the completion of the aforementioned transactions were approved by the board of directors of the Company at a meeting held on September 15, 2014.

In connection with the foregoing, the Company and Natixis have entered into a letter agreement whereby Natixis has been engaged to provide a permanent subscription facility in an amount between $250 million and $750 million, subject to credit committee approval, negotiation of definitive documents and other customary conditions.

The foregoing descriptions of the Credit Agreement, Loan Sale Agreement and Acknowledgment Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of each of those agreements, which will be filed with the Company’s next Form 10-Q.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K with respect to the Credit Agreement is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities

On September 19, 2014, TCW Direct Lending LLC (the “Company”) completed the first closing of its Common Units. The Company sold 3,179,850 Common Units for an aggregate offering price of $317,985,000.

The sale of the Common Units was made pursuant to subscription agreements entered into by the Company and its investors. Under the terms of the subscription agreements, the Company may draw down all or any portion of the undrawn commitment with respect to each Common Unit generally upon at least ten business days’ prior written notice to the unitholders.

The issuance of the Common Units is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof, and Rule 506(c) of Regulation D thereunder.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Investment Advisory and Management Agreement, dated September 15, 2014, by and between TCW Direct Lending LLC and TCW Asset Management Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2014	TCW DIRECT LENDING LLC

	By:	/s/ Meredith Jackson
Name: Meredith Jackson
Title: Chief Compliance Officer